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                       July 6, 2021

       Serena Wolfe
       Chief Financial Officer
       Annaly Capital Management, Inc.
       1211 Avenue of the Americas
       New York, NY 10036

                                                        Re: Annaly Capital
Management, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 19,
2021
                                                            File No. 001-13447

       Dear Ms. Wolfe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction